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          Immediate
          Thomas G. Granneman
          314/877-7730

                    RALCORP HOLDINGS, INC. ANNOUNCES RESULTS
                            FROM SHAREHOLDERS MEETING

ST. LOUIS, MO, JANUARY 31, 2002 At the annual meeting of Ralcorp Holdings, Inc., (NYSE: RAH) shareholders today elected three Directors to the Company's Board. All three Directors are currently members of Ralcorp's Board of Directors. Elected to three year terms expiring in 2005 were:

-     David  R.  Banks,  Chairman  of  the  Board  of Beverly Enterprises, Inc.;

- M. Darrell Ingram, Retired Chairman of the Board of Red Fox Environmental Services, Inc.; and

- David W. Kemper, Chairman, President and Chief Executive Officer of Commerce Bancshares, Inc.

Mr. Kemper has been a Director since October 1994 and Messrs. Banks and Ingram since May 2001.

Shareholders also approved the adoption of the Company's Incentive Stock Plan. A stockholder resolution regarding classification of the Board was not adopted by shareholders.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts and chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc. (NYSE:
MTN),  the  premier  mountain  resort  operator  in  North  America.

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NOTE:  Information  in  this  press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.



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